EXHIBIT 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of April 12, 2004, by and between Bimini Mortgage Management Inc. with its principal place of business at 3305 Flamingo Drive, Suite 100, Vero Beach, Florida 32963 (the “Company”), and Jeffrey J. Zimmer, residing at the address set forth on the signature page hereof (the “Executive”).

WHEREAS, the parties have previously entered into an employment agreement as of December 18, 2003, and wish to amend and completely restate such agreement as forth herein; and

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such offer, on the terms set forth below:

Accordingly, the parties hereto agree as follows:

1.                                       Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the date hereof and continuing for a three-year period, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to six months before the expiration of the initial term and each annual renewal, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2.                                       Duties.  During the Term, the Executive shall be employed by the Company as President of the Company and Chief Executive Officer of the Company, and, for so long as he continues to be appointed as such, shall serve as Chairman of the Board of Directors of the Company (the “Board”), and, as such, the Executive shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board.  The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities, and any other business interests as may be approved by the Board.  It is expressly acknowledged and understood that the Executive may in the future seek to form and operate other companies, which may include mortgage “REITs” which are not directly competitive with the Company, and it is agreed that the Board will consider promptly and in good faith whether (i) any such proposed venture is competitive and (ii) to permit the Executive to pursue such venture provided that all of the Executive’s duties and obligations hereunder shall be capable, in the reasonable judgment of the Board, of being fully and satisfactorily performed during the remaining Term.

3.                                       Compensation.

3.1                                 Salary.  The Company shall pay the Executive during the Term a salary at a minimum rate of $150,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives.  At such time as a registration statement on Form S-11 covering the initial public offering of the Company’s Class A Common Stock has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”), the Executive’s Annual Salary shall be increased to $400,000.  At least annually, the Board shall review the Executive’s Annual Salary and may provide for such increases therein as it may in its discretion deem appropriate.  The Board shall also consider increases to the Executive’s Annual

Salary following the completion of each capital raising event and following such time as a registration statement on Form S-11 covering the resale of the Company’s Class A Common Stock has been declared effective by the SEC.  (Any such increased salary shall constitute the “Annual Salary” as of the time of the increase.)

3.2                                 Bonus.  During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus under the Company’s bonus plans or arrangements as in effect from time to time.  In providing for bonuses, the Board shall consider, among other things, whether the completion of a capital raising event should result in the payment of a bonus.  In addition, the Executive shall receive a $250,000 cash bonus at the time a registration statement on Form S-11 covering resale of the Company’s Class A Common Stock issued in November 2003 has been declared effective by the SEC.

3.3                                 Benefits - In General.  Except with respect to benefits of a type otherwise provided for under Section 3.4, the Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.4                                 Certain Specific Benefits.

(a)  The Executive, shall be covered by reasonable medical, vision and dental insurance, to be provided at no cost to the Executive.  The Executive shall be covered by life insurance in an amount no less than $2,500,000, at no cost to the Executive, to the extent such insurance may be obtained at reasonable rates; provided that the Executive cooperates as reasonably requested by the Company in the Company’s efforts to obtain such insurance.  The Executive shall be covered by long-term disability insurance, to provide replacement income in an amount no less than 100% of Annual Salary, at no cost to the Executive, to the extent such insurance may be obtained at reasonable rates; provided that the Executive cooperates as reasonably requested by the Company in the Company’s efforts to obtain such insurance.

(b)  The Executive shall be entitled to vacation of no less than 25 days per year, personal days of no less than five days per year and holidays of no less than 14 days per year, to be credited in accordance with regular Company policies.

All of the foregoing shall be implemented within a reasonable time after the date hereof.

3.5                                 Expenses - In General.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Company.  Expense reimbursement reports should generally be submitted to the Company within 60 days of the payment by the Executive of the out-of-pocket expense; provided that no report for reimbursement will be accepted after more than six months’ time, other than in the case of unusual circumstances as may be determined by the Board.

3.6                                 Certain Legal Expenses.  The Company shall pay directly or reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the review, negotiation and execution of this Agreement.

3.7                                 Automobile.  During the Term, the Executive shall be permitted the use of an automobile reasonably commensurate with the Executive’s positions with the Company.

4.                                             Termination upon Death or Disability.  If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4.  If the Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive.  Upon termination of employment due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) subject to Section 5.2(c), for a period of three years after termination of employment, the Executive (if applicable), and in the event of his death, his spouse (or life partner) and his dependents, shall receive such continuing coverage under the group health plans they would have received under this Agreement (but at such costs no higher than as in effect immediately preceding such termination) as would have applied in the absence of such termination; (iii) without duplication of any amounts due under clause (i), the Executive shall receive an amount equal to the annual bonus that, in the absence of such termination, would have been payable for the fiscal year in which termination occurs, payable at such time as would have applied in the absence of such termination, with such amount to be multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365; (iv) all outstanding unvested equity-based awards (including stock options and restricted stock) held by the Executive shall fully vest and become immediately exercisable, as applicable, and, in the case of options, shall continue to be exercisable for their full terms; and (v) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms).

5.                                       Certain Terminations of Employment; Certain Benefits.

5.1                                 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a)  For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)                                     conviction of (or pleading nolo contendere to) a felony (but in no event including a traffic or similar violation), a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;

(ii)                                  engagement in the performance of his duties hereunder, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;

(iii)                               repeated failure to adhere to the directions of the Board, to adhere to the Company’s policies and practices or to devote his business time and efforts to the Company as required by Section 2;

(iv)                              willful and continued failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his Disability) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed such duties;

(v)                                 material breach of any of the provisions of Section 6; or

(vi)                              breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within 21 days following written notice from the Company specifying such breach;

provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time following the occurrence of any of the events described in clauses (i), (ii) or (v) above and on written notice given to the Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iii), (iv) or (vi) above (or, if later, the Company’s knowledge thereof).  No termination for Cause shall be effective unless the Board makes a Cause determination after notice to the Executive and the Executive has been provided with the opportunity (with counsel of his choice) to contest the determination at a meeting of the Board.

(b)                                 The Company may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least 30 days’ and not more than 60 days’ written notice given to the Company.  If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2, (i) the Executive shall receive Annual Salary and other benefits (including any bonus for a fiscal year completed before termination and awarded but not yet paid, but not any other bonus) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) in the case of such a termination by the Executive, he shall receive an amount equal to the annual bonus that, in the absence of such termination, would have been payable for the fiscal year in which termination occurs, payable at such time as would have applied in the absence of such termination, with such amount to be multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365; and (iii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

5.2                                 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a)                                  For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i)                                     the material reduction of the Executive’s authority, duties and responsibilities, the failure to continue the Executive’s appointment as Chairman of the Board, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company;

(ii)                                  a reduction in Annual Salary of the Executive;

(iii)                               the relocation of the Executive’s office to more than 25 miles from Vero Beach, Florida;

(iv)                              the Company’s failure to pay the Executive any amounts otherwise due hereunder or under any plan, policy, program, agreement, arrangement or other commitment of the Company; or

(v)                                 the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have ten days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b)  The Company may terminate the Executive’s employment at any time for any reason or no reason and the Executive may terminate the Executive’s employment with the Company for Good Reason.  If the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason:

(i)                  the Executive shall receive Annual Salary and other benefits (including any bonus for a fiscal year completed before termination, but not any other bonus) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);

(ii)               if (and only if) the Executive provides a general release in a form reasonably acceptable to the Company which is or has become irrevocable,

(A)                    the Executive shall receive (I) a single-sum cash payment equal to 300% of the sum of (x) the Executive’s Annual Salary (as in effect immediately before such termination) plus (y) the average bonus to the Executive for the three fiscal years ending coincident with or immediately preceding such termination (such amount to be deemed to be $500,000 if termination occurs before the end of the first year, and, in addition, such amount in all events to include for the first year any $250,000 bonus payable in accordance with the last sentence of Section 3.2), payable no later than ten days after such termination (but subject to the release provided for above having become irrevocable), (II) subject to Section 5.2(c), for a period of three years after termination of employment, such continuing coverage under the group health plans the Executive would have received under this Agreement (but at such costs (if any) to the Executive no higher than as in effect immediately preceding such termination) as would have applied in the absence of such termination; (III)  an amount equal to the annual bonus that, in the absence of such termination, would have been payable for the fiscal year in which termination occurs, payable at such time as would have applied in the absence of such termination, with such amount to be multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365; and

(IV)  at the Company’s cost (not to exceed $7,500), outplacement services reasonably selected by the Company; and

(B)                      all outstanding unvested equity-based awards (including stock options and restricted stock) held by the Executive shall fully vest and become immediately exercisable, as applicable, and, in the case of options, shall continue to be exercisable for their full terms; and

(iii)            the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

(c)                                  Notwithstanding clause (ii) of the third sentence of Section 4 or clause (ii)(A)(II) of the second sentence of Section 5.2(b), (i) nothing herein shall restrict the ability of the Company to amend or terminate with general application the plans and programs referred to in such clauses from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clauses after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services.

5.3                                 Change of Control.

(a)                                  Without duplication of the foregoing, upon a “Change of Control” (as defined below) while the Executive is employed, all outstanding unvested equity-based awards (including stock options and restricted stock) shall fully vest and become immediately exercisable, as applicable.  In addition, if, after a Change of Control, the Executive terminates his employment with the Company as of the three-month anniversary of the Change of Control, such termination shall be deemed a termination by the Executive for Good Reason covered by Section 5.2.

(b)                                 For purposes of this Agreement, “Change in Control” shall mean the happening of any of the following:

(i)                  any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any employee benefit plan of the Company or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Executive is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Common Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change in Control be deemed to have occurred upon an initial public offering or a subsequent public offering of the Common Stock under the Securities Act of 1933, as amended; or

(ii)               any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)            there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)           the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

6.                                       Covenants of the Executive.

6.1                                 Covenant Against Competition; Other Covenants.  The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is the acquiring, owning and selling residential mortgage-related securities and/or debt securities issued or guaranteed by the U.S. government, U.S. government sponsored or chartered enterprises or U.S. government agencies  (such business herein being referred to as the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is, in part, national in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6.  Accordingly, the Executive covenants and agrees that:

(a)                                  By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and ending one year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates, he shall not in the United States, directly or indirectly, except with the prior approval of the Board, (i) engage in the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in the elements of the Business, or (iii) become interested in any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in the elements of the Business, as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity.  Notwithstanding the foregoing, the restrictions in this Section 6(a) shall not apply upon and after (i) a termination covered by Section 5.2 or (ii) a termination by the Executive after a Change in Control.  In addition, the restrictions of this Section 6(a) shall not apply to any existing investments or other activities of the Executive which have been disclosed in writing to the Board prior to the date hereof.

(b)                                 During and after the period of the Executive’s employment with the Company and its affiliates, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except with the

Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

(c)                                  During the period commencing on the date hereof and ending one year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates, (i) the Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates, and (ii) the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.

(d)                                 All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company (except that in all events the Executive may retain a copy of his contacts list).

6.2                                 Rights and Remedies upon Breach.  The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

7.                                       Other Provisions.

7.1                                 Severability.  The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects.  If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2                                 Duration and Scope of Covenants.  If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3                                 Enforceability; Jurisdiction; Arbitration.

(a)  The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

(b)  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Vero Beach or Palm Beach, Florida in accordance with Florida law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.  In any action in which the Executive is the prevailing party, the Company shall pay the Executive’s legal fees.

7.4                                 Indemnification and Insurance.  The Company agrees to indemnify (in addition to any other indemnification provided to the Executive under any separate agreement or the by-laws of the Company) the Executive to the fullest extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, the Executive (including the costs and expenses of legal counsel retained by the Company to defend the Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative in which the Executive is made a party or threatened to be made a party, either with regard to his entering into this Agreement or in his capacity as an officer or director, or former officer or director, of the Company or any affiliate thereof for which he may serve in such capacity.  Such indemnification shall continue after the Executive is no longer employed by the Company and shall inure to the benefit of his heirs, executors, and administrators.  The Company also agrees to attempt to secure and maintain reasonable officers and directors liability insurance at reasonable rates, within a reasonable time after the date hereof, providing coverage for Executive, which coverage would continue after termination of employment for a reasonable time (but in no event for a shorter time than is applicable to any other senior executive of the Company).

7.5                                 Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)                                     If to the Company, to:

Bimini Mortgage Management Inc.

3305 Flamingo Drive, Suite 100

Vero Beach, Florida 32963

Attention:  Chairman of the Compensation Committee of the Board of

Directors

and

Bimini Mortgage Management Inc.

3305 Flamingo Drive, Suite 100

Vero Beach, Florida 32963

Attention:  Chief Financial Officer

with a copy to:

Clifford Chance US LLP

200 Park Avenue

New York, New York  10166

Attention:  Robert E. King, Jr.

(ii)                                  If to the Executive, to the address set forth on the signature page hereof.

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.6                                 Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.7                                 Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.8                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.9                                 Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.  In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

7.10                           Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.11                           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.12                           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.13                           Survival.  Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.3, 7.4 and 7.10, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.3, 7.4 and 7.10), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.14                           Existing Agreements.  The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder, except that, as previously disclosed to the Board, the Executive may have certain non-solicitation and non-interference obligations to a former employer.

7.15                           Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.16                           Parachutes.  If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 7.16) as if no excise taxes had been imposed with respect to Parachute Payments.  “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code.  The amount of any payment under this Section 7.16 shall be computed by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive, subject to the last sentence of this Section 7.16.  Notwithstanding any other provision of this Section 7.16, if a reduction in Parachute Payments by 10% or less would cause there not to be excise taxes imposed upon the Executive under Section 4999 of the Code (as determined by the accounting firm referred to above, but subject to the last sentence of this Section 7.16), then (i) no payments shall be made to the Executive under the foregoing provisions of this Section 7.16, and (ii) the payments and benefits provided under this Agreement shall be reduced to the extent necessary so that no excise taxes would be imposed upon the Executive.  In the event that the Internal Revenue Service or a court, as applicable, finally and in a decision that has become unappealable, decides that the determinations by the accounting firm under this Section 7.16 are incorrect, then the parties shall within five business days take such corrective actions as are necessary to conform to such final decision; provided that (i) the Executive shall not initiate any proceeding or other contests regarding these matters, other than at the direction of the Company, and shall provide notice to the Company of any proceeding or other contest regarding these matters initiated by the Internal Revenue Service, and (ii) the Company shall be entitled to direct and control all such proceeding and other contests, if it commits to and does pay all costs (including without limitation legal and other professional fees) associated therewith.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

BIMINI MORTGAGE MANAGEMENT INC.

By:	/s/ Robert E. Cauley

Name:	Robert E. Cauley

Title:	Secretary

/s/ Jeffrey J. Zimmer
Jeffrey J. Zimmer